As filed pursuant to Rule 424(b)(5)
                                             Under the Securities Act of 1933
                                                  Registration No. 333-125902


SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED AUGUST 29, 2005
(TO PROSPECTUS DATED JULY 25, 2005)

                                $1,448,824,100
                                 (Approximate)

                                  CWALT, INC.
                                   Depositor

                                  [CHL LOGO]
                                    Seller

                      Countrywide Home Loans Servicing LP
                                Master Servicer

                        Alternative Loan Trust 2005-45
                                    Issuer

              Mortgage Pass-Through Certificates, Series 2005-45

     This Supplement revises the Prospectus Supplement dated August 29, 2005 to the Prospectus dated July 25, 2005 with respect to the above captioned series of certificates as follows:

     On page S-86 of the Prospectus Supplement, the definition of "Pass-Through Margin" with respect to the Class 1-A-1 Certificates is hereby replaced with the following:

     The "Pass-Through Margin" for the Class 1-A-1 Certificates for the interest accrual period related to each Distribution Date is 2.07%.

     On page S-86 of the Prospectus Supplement, the definition of "Pass-Through Margin" with respect to the Class 2-A-1 Certificates is hereby replaced with the following:

     The "Pass-Through Margin" for the Class 2-A-1 Certificates for the interest accrual period related to each Distribution Date is 2.05%.

                      [text continues on following page]



                      Countrywide Securities Corporation

                The date of this Supplement is August 30, 2005.

     Under "Sensitivity of the Class X Certificates on page S-107 of the Prospectus Supplement, the first two paragraphs (including the table listing the prices of the Class X Certificates and the table titled "Sensitivity of the Class 1-X, Class 2-X and Class 3-X Certificate to Prepayments") are hereby replaced by the following paragraphs:

     The yields to investors in a class of the Class X Certificates will be sensitive to the rate of principal payments (including prepayments) of all of the Mortgage Loans. On the basis of the assumptions described in the paragraph below, the yield to maturity on the Class 1-X, Class 2-X and Class 3-X Certificates would be approximately 0% if prepayments of the Mortgage Loans were to occur at a constant rate of approximately 32%, 32% and 32% CPR, respectively. If the actual prepayment rate of the related Mortgage Loans was to exceed the foregoing level for as little as one month while equaling the level for the remaining months, the investors in the Class 1-X, Class 2-X and Class 3-X Certificates, respectively, would not fully recoup their initial investment.

     The information set forth in the following table has been prepared on the basis of the structuring assumptions and on the assumption that the purchase prices of the Class 1-X, Class 2-X and Class 3-X Certificates (expressed as percentages of the initial Notional Amounts of the Class 1-X, Class 2-X and Class 3-X Certificates, respectively) are as follows:

      Class                                                         Price*
      -----                                                         ------
      Class 1-X...............................................     1.59375%
      Class 2-X...............................................     1.53125%
      Class 3-X...............................................     1.78125%
    -------------
    * The prices do not include accrued interest. Accrued interest has been added to such prices in calculating the yields in the following tables.


             Sensitivity of the Class 1-X, Class 2-X and Class 3-X
                          Certificates to Prepayments
                          (Pre-tax Yield to Maturity)

                               Percentage of CPR
      ---------------------------------------------------------------------
      Class              5%         10%         25%         35%         45%
   -----------------   -----       -----       -----      ------      -------
   Class 1-X........   36.0%       29.9%       10.2%      (4.6)%      (21.1)%
   Class 2-X........   35.6%       29.6%       10.1%      (4.7)%      (21.1)%
   Class 3-X........   36.1%       29.9%       10.1%      (4.8)%      (21.4)%



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